NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 3, 2021

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2021 RESULTS

Third Quarter NACCO Consolidated Highlights:
•Q3 2021 Operating profit increased to $27.6 million, up from $9.4 million in Q3 2020 due to a $10.3 million contract termination fee, and improved earnings at all three operating segments, most significantly Minerals Management
•Q3 2021 Net income increased to $24.8 million, up from $8.0 million in Q3 2020

Cleveland, Ohio, Wednesday, November 3, 2021 - NACCO Industries® (NYSE: NC) today announced consolidated operating profit of $27.6 million and net income of $24.8 million, or $3.47 per diluted share, for the third quarter of 2021 compared with consolidated operating profit of $9.4 million and net income of $8.0 million, or $1.14 per diluted share, for the third quarter of 2020.
The Company’s contract mining agreement between Bisti Fuels Company and the Navajo Transitional Energy Company ("NTEC") was terminated effective September 30, 2021. As required under the agreement, NTEC paid NACCO a $10.3 million contract termination fee, which is included in the Coal Mining segment third quarter 2021 results. As of October 1, 2021, NTEC assumed control and responsibility for operation and all reclamation at the Navajo Mine.
Improvements in the Company's consolidated operating profit and Net income were primarily due to the termination payment, as well as improved operating results in all three operating segments, most significantly in the Minerals Management segment. Non-GAAP financial measures are defined and reconciled on pages 11 to 13.
For the nine months ended September 30, 2021, the Company reported consolidated net income of $40.3 million, or $5.63 per diluted share, compared with net income of $20.2 million, or $2.88 per diluted share, for the first nine months of 2020.
At September 30, 2021, the Company had consolidated cash of $87.5 million and debt of $17.0 million with availability of $124.9 million under its $150.0 million revolving credit facility. The Company is in the process of refinancing the revolving credit facility. Based on the current status of the refinancing, the Company believes that it is probable that the revolving credit facility will be refinanced by December 31, 2021. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the third quarter of 2021 and 2020 were as follows:

	2021	2020
Tons of coal delivered	(in thousands)
Unconsolidated operations	8,287	7,645
Consolidated operations	768	724
Total deliveries	9,055	8,369

Key financial results for the third quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$23,682	$20,395
Earnings of unconsolidated operations	$16,615	$14,277
Contract termination settlement	$10,333	$—
Operating expenses(1)	$7,858	$7,119
Operating profit	$23,121	$11,174
Segment adjusted EBITDA(2)	$17,111	$14,967
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

Coal Mining revenues increased in the third quarter of 2021 from the third quarter of 2020 primarily as a result of the recognition of reclamation revenue from Caddo Creek.
Excluding the $10.3 million Bisti Fuels termination fee, third-quarter 2021 Coal Mining operating profit improved over the prior year quarter mainly due to an increase in earnings of unconsolidated operations resulting from contractual price escalation and stronger customer demand at Coteau, Falkirk and Sabine. Higher operating expenses, primarily due to a substantial increase in insurance expense and employee-related costs, partially offset the improvement in earnings of unconsolidated operations.
For the third quarter of 2021, Segment adjusted EBITDA increased over the third quarter of 2020 as a result of the increase in operating profit excluding the termination fee and higher depreciation, depletion and amortization expense, primarily at Mississippi Lignite Mining Company.

Coal Mining Outlook - 2021
Coal deliveries for the fourth quarter of 2021 are expected to decrease compared with the fourth quarter of 2020 primarily as a result of the termination of the Bisti Fuels contract at the end of the 2021 third quarter and current expectations for customer requirements.
The Company expects operating profit for the Coal Mining segment to increase substantially over the prior year fourth quarter operating loss because the 2020 fourth quarter included a $2.0 million charge to write down Mississippi Lignite Mining Company's coal inventory and $2.6 million in expense for costs associated with a voluntary separation program and an asset impairment. Excluding the impact of these 2020 items, operating profit in the fourth quarter of 2021 is expected to decrease from the prior year fourth quarter. The decrease is primarily attributable to reduced earnings on lower deliveries at the unconsolidated Coal Mining operations and significantly lower results expected at Mississippi Lignite Mining Company due to higher costs, partly offset by lower operating expenses as a result of an anticipated decrease in employee-related costs and the absence of wind-down costs recognized in 2020 at Camino Real Fuels.
The anticipated reduction in fourth quarter earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by the Bisti Fuels contract termination and a reduction in fees earned at Liberty, as the scope of final mine reclamation has declined since 2020. The decrease is expected to be partly offset by improved earnings due to contractual price escalation.
Overall, full-year 2021 coal deliveries are expected to be moderately lower than 2020. Despite fewer deliveries, operating profit for the 2021 full year is expected to increase, even after excluding the impact of the $10.3 million termination payment in 2021 and the 2020 inventory write down and fixed asset impairment and voluntary separation charges, mainly as a result of income associated with performing mine reclamation at Caddo Creek, a reduction in expenses at Centennial Natural Resources and the absence of costs associated with the closure of Camino Real Fuels.
Full-year 2021 earnings at the unconsolidated Coal Mining operations are expected to be comparable to 2020 as increased earnings at Coteau, Falkirk and Sabine are expected to be offset by reduced fees earned at Liberty and a reduction in earnings from the Bisti Fuels and Camino Real Fuels contract terminations.
Excluding the termination payment received in 2021 and the fixed asset impairment charge of $1.1 million recognized in the 2020 fourth quarter, Segment adjusted EBITDA for the 2021 fourth quarter and full year is expected to increase over the respective prior year periods as a result of operating profit improvements and an increase in depreciation, depletion and amortization expense. The increase in depreciation, depletion and amortization expense is primarily due to higher capital expenditures at Mississippi Lignite Mining Company in years subsequent to 2018.
Capital expenditures are expected to be approximately $7 million in the fourth quarter of 2021 and approximately $17 million for the 2021 full year.
The Company's contract structure eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. The significant increase in natural gas prices in the third quarter of 2021 contributed to an increase in customer power plant dispatch and coal deliveries. Sustained higher natural gas prices could lead to increased demand for coal and positively affect Coal Mining segment results. Over the longer term, the Company continues to believe that customer demand will remain pressured by continuing increases in subsidized renewable generation sources, particularly wind. Future changes to expectations for customer power plant dispatch could affect the Company’s outlook.

Coal Mining Outlook - 2022
As previously announced, Great River Energy ("GRE") entered into an agreement to sell Coal Creek Station and the adjacent high-voltage direct current transmission line to Bismarck, North Dakota-based Rainbow Energy Center, LLC and its affiliates. The closing of this sale is subject to the satisfaction of certain conditions. Presently, closing is expected to occur in the first quarter of 2022; however, closing could occur before the end of 2021 if closing conditions are satisfied earlier than anticipated. Upon completion of the sale of Coal Creek Station, the existing agreements between GRE and Falkirk Mining Company will terminate, and GRE will pay Falkirk $14.0 million. GRE will also transfer ownership of an office building located in Bismarck, North Dakota, and convey membership units in Midwest AgEnergy to another wholly owned and consolidated subsidiary of NACCO.
If GRE's sale to Rainbow Energy is successful, a new Coal Sales Agreement ("CSA") between Falkirk and Rainbow Energy will become effective and Falkirk will begin supplying all coal requirements of Coal Creek Station concurrent with Rainbow Energy's acquisition of the power plant. Falkirk will be paid a management fee per ton of coal delivered for operating the mine, and Rainbow Energy will be responsible for funding all mine operating costs and directly or indirectly providing all of the capital required to operate the mine. The CSA specifies that Falkirk will perform final mine reclamation, which will be funded in its entirety by Rainbow Energy. The initial production period is expected to run ten years from the effective date of the CSA, but the CSA may be extended or terminated early under certain circumstances.
In 2022, the Company expects coal deliveries to decrease from 2021 levels as a result of the Bisti Fuels contract termination and current expectations of customer requirements.
Excluding the Bisti Fuels and expected GRE termination payments, Coal Mining operating profit in 2022 is expected to decrease significantly compared with 2021. This decrease is primarily the result of expected significant reductions in earnings at the consolidated and unconsolidated Coal Mining operations, as well as an anticipated increase in operating expenses. The increase in operating expenses is primarily due to expected higher insurance costs.
Results at the consolidated mining operations are expected to decrease significantly in 2022 from 2021 primarily due to an increase in the cost per ton of coal delivered in 2022 compared with 2021 at Mississippi Lignite Mining Company. The increase in the cost per ton is partly attributable to increased diesel fuel costs and higher depreciation expense related to recent capital expenditures to develop a new mine area.
The reduction in earnings at the unconsolidated Coal Mining operations is expected to be mainly driven by lower earnings at Falkirk. To support the transfer of Coal Creek Station, Falkirk has agreed to a reduction in the current per ton management fee from the effective date of the new CSA through May 31, 2024. After May 31, 2024, the per ton management fee increases to a higher base in line with current fee levels, and thereafter adjusts annually according to an index which tracks a broad measure of U.S. inflation. Termination of the Bisti Fuels contract in late 2021 will also contribute to a decline in the earnings at the unconsolidated mining operations in 2022.
Segment adjusted EBITDA, excluding the termination payments of $10.3 million from NTEC and the anticipated $14 million from GRE, is expected to decrease significantly in 2022 from 2021 primarily as a result of the forecasted reduction in operating profit.
Capital expenditures are expected to be approximately $19 million in 2022. The elevated levels of capital expenditures in the Coal Mining segment expected through 2022 relate to the development of a new mine area at Mississippi Lignite Mining Company. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to return to lower pre-2019 levels in 2023.
Additional premature closures or reductions in dispatch of power plants served by the Company's mines would have a material adverse effect on the future Earnings of unconsolidated operations of the Coal Mining segment and on the long-term earnings and cash flows of NACCO. The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in the first quarter of 2023, at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer. Coteau operates the Freedom Mine in North Dakota. All coal production from the Freedom Mine is delivered to Basin Electric Power Cooperative. Basin Electric utilizes the coal at the Great Plains Synfuels Plant, Antelope Valley Station and Leland Olds Station. The Synfuels Plant is a coal gasification plant owned by Dakota Gas that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide and other chemical products for sale. In August 2021, Basin Electric signed a non-binding term sheet to sell the assets of Dakota Gas. As part of the agreement, Basin Electric indicated that the Synfuels Plant will continue existing operations through 2025. The closing is subject to the satisfaction of specified conditions. Basin Electric is also considering other options for the Synfuels Plant if the transaction with the potential buyer does not close.

North American Mining Results

Deliveries for the third quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Tons delivered	14,133	11,572

Key financial results for the third quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$17,693	$9,443
Operating profit	$312	$244
Segment adjusted EBITDA(1)	$1,326	$967
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

North American Mining revenues increased significantly in the third quarter of 2021 over the prior year primarily as a result of higher reimbursed costs, which have an offsetting amount in cost of goods sold and therefore, no impact on operating profit, and due to a substantial increase in tons delivered.
Segment adjusted EBITDA also increased significantly over the prior year due to higher depreciation expense resulting from equipment acquired to support newer contracts.

North American Mining Outlook
North American Mining expects tons delivered and operating profit to increase in the 2021 fourth quarter and full year over the respective prior year periods primarily as a result of increased production under existing contracts and contributions from mining contracts entered into during 2021, partially offset by an increase in operating expenses. In 2022, North American Mining expects full-year operating profit to increase significantly over 2021 due to contributions from contracts entered into during 2021 and an expected increase in customer requirements. Segment adjusted EBITDA for the 2021 fourth quarter and full year, as well as in 2022, is expected to increase significantly compared with the respective prior year periods as a result of the improved operating profit and an increase in depreciation expense.
During the first quarter of 2021, North American Mining entered into a 15-year mining services contract with a new customer at a limestone quarry in Central Florida. North American Mining is operating a smaller dragline at this quarry while it relocates a larger dragline that will increase production capacity. Deliveries are expected to be approximately 1.5 million tons annually once mining commences with the larger dragline. The larger dragline is anticipated to be commissioned in 2023. North American Mining also amended a contract with a current customer to operate an additional dragline at an existing limestone quarry in Florida.
Early in the second quarter of 2021, North American Mining entered into a one-year mining services contract with an existing customer for a sand and gravel quarry in Indiana. This customer, which is among the largest aggregates producers in the United States, is hopeful that this new quarry will operate for multiple years providing aggregates for a multi-year transportation infrastructure project near Indianapolis. Deliveries are expected to be between 0.6 million to 1.0 million tons during the term of the agreement.
In the third quarter, North American Mining signed two contracts with a new customer to perform all mining operations at two sand and gravel quarries located in Texas and Arkansas. The initial term of each contract is two years, and one of the contracts automatically extends an additional two years provided North American Mining is not in default under that contract. This customer is a leading supplier of construction materials in North America.
North American Mining anticipates that these new or revised contracts will be accretive to earnings in the 2021 fourth quarter and in 2022. North American Mining has a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass and will be responsible for the processing and sale of the lithium produced. In early October 2021, Lithium Americas provided an update on the Thacker Pass project, which noted that final permitting decisions are expected to be received in the first quarter of 2022. Early-works construction is expected to begin in the first half of 2022. At maturity, this management fee contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
Capital expenditures are expected to be approximately $1 million and $20 million in the 2021 fourth quarter and full-year, respectively. In 2022, capital expenditures are expected to be approximately $24 million primarily for the acquisition, relocation and refurbishment of draglines, as well as the acquisition of other mining equipment to support the expansion of contract-mining services beyond North American Mining's historical dragline-oriented model, including the acquisition of equipment to support the Thacker Pass lithium project. The cost of mining equipment related to Thacker Pass will be reimbursed by the customer over a seven-year period from the equipment acquisition date.

Minerals Management Results

Key financial results for the third quarter of 2021 and 2020 were as follows:
	2021	2020
	(in thousands)
Revenues	$10,607	$2,722
Operating profit	$9,454	$1,673
Segment adjusted EBITDA(1)	$9,877	$2,000
(1) Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 12.

For the third quarter of 2021, Minerals Management revenue, operating profit and Segment adjusted EBITDA increased significantly over the third quarter of 2020. These improvements were primarily driven by $3.3 million of settlement income recognized in the current quarter, and higher royalty income driven by increased production and higher natural gas and oil prices. Royalty income from the new Permian Basin and Eagle Ford Shale mineral interests acquired in the fourth quarter of 2020 and May 2021, respectively, also contributed to the improvement in results.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.
In 2020, Minerals Management took impairment charges of $0.6 million and $6.7 million in the second and fourth quarters, respectively, related to coal-related legacy assets. Excluding the 2020 fourth-quarter charge, operating profit and Segment adjusted EBITDA in the Minerals Management segment are expected to decrease in the 2021 fourth quarter primarily due to the natural production decline curve of certain newer wells in Ohio.
Full-year 2021 operating profit and Segment adjusted EBITDA are expected to increase over 2020, including and excluding the prior year impairment charge, due to the addition of royalty income generated from the recently acquired Permian Basin and Eagle Ford Shale mineral interests and higher oil and gas market prices.
Operating profit and Segment adjusted EBITDA in 2022 are expected to decrease significantly from 2021 primarily driven by reduced production due to the natural decline curve on wells in Ohio, expectations for lower natural gas and oil prices, and the absence of $3.3 million of settlement income recognized in 2021. The Company expects oil and gas market prices to moderate in 2022 and stabilize at levels consistent with expected full-year 2021 averages.

Commodity prices are inherently volatile. Natural gas and oil benchmark prices increased in the third quarter of 2021 when compared with earlier periods. If future natural gas and oil prices remain at higher levels than anticipated, results for the fourth quarter of 2021 and 2022 full year could be favorably impacted.
Minerals Management is evaluating additional investments in mineral and royalty interests of up to $15 million by the end of 2022. These investments are expected to be accretive, but each investment's contribution to earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development. The contribution of each investment could also vary due to commodity price changes. These acquired interests are expected to align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash-flow yields and long-term growth potential, in high-quality reservoirs offering diversification from the Company’s legacy mineral interests.

Consolidated Outlook
Overall, NACCO expects a significant increase in consolidated operating profit, net income and Consolidated Adjusted EBITDA in the fourth quarter of 2021 over 2020, primarily due to the absence of prior year charges totaling $11.6 million. Excluding these items, fourth quarter 2021 consolidated operating profit is expected to decrease from the prior year primarily due to anticipated lower results in the Coal Mining and Minerals Management segments partially offset by an increase in the North American Mining segment.
The Company expects net income for the 2021 full year to be significantly higher than 2020, resulting from the Bisti Fuels termination payment and the absence of the prior-year charges totaling $12.1 million. Excluding these items, the Company also expects significantly higher 2021 net income and Consolidated Adjusted EBITDA as a result of the strong results in the first nine months of the year. The anticipated effective income tax rate is expected to be between 11% and 14% in 2021.
In 2022, NACCO expects consolidated net income to decrease significantly from 2021. Lower earnings in the Coal Mining segment and an anticipated reduction in earnings in the Minerals Management segment are expected to be partially offset by lower income tax expense. Securing contracts for new mining projects and acquisitions of additional mineral interests could be accretive to the current forecast.
The Company expects significant cash flow before financing activities in 2021 compared to a substantial use of cash in 2020. Consolidated capital expenditures are expected to be between $44 million and $49 million in 2021 and $55 million to $60 million in 2022. Capital expenditures in 2022 include approximately $2 million for expenditures at Mitigation Resources of North America®. The Company expects significant cash flow before financing activities in 2021 as compared to a substantial use of cash in 2020. Consolidated capital expenditures are expected to be between $44 million and $49 million in 2021 and $55 million to $60 million in 2022. Capital expenditures in 2022 include approximately $2 million for expenditures at Mitigation Resources of North America®. As a result of the forecasted capital expenditures and anticipated decrease in net income, cash flow before financing activities in 2022 is expected to return to a significant use of cash.
The extent to which COVID-19 impacts the Company going forward will depend on numerous factors, including but not limited to the duration of the ongoing pandemic, the severity of COVID-19 variants, the effectiveness of actions taken to contain and treat COVID-19 and its variants, the nature of, and the public's adherence to, public health guidelines, the pace and acceptance of vaccinations and subsequent achievement of herd immunity, as well as the severity of pandemic-related supply chain and cost inflation challenges and the pace and the extent of economic recovery. While the Company's operations have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, could significantly and rapidly cause a deterioration in the Company’s results, supply chain channels and customer demand.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America business. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining advanced these efforts in the first nine months of 2021 when it entered into a contract to mine sand and gravel in Indiana and signed contracts with a leading supplier of construction materials in North America to perform all mining operations at two sand and gravel quarries located in Texas and Arkansas. The new contracts in Texas and Arkansas include responsibility for all mining activities, including pre-strip, blasting, excavation and load and haul operations. These new contracts expand the range of contract mining services beyond the traditional scope of North American Mining's core, dragline-oriented limestone mining business and expand its geographic footprint beyond Florida. In addition, North American Mining continues to pursue additional opportunities to provide comprehensive mining services to operate entire mines, as it expects to do at the new lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers who produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale, but the pace of growth will be dependent on the mix and scale of new projects.
The Minerals Management segment continues its efforts to grow and diversify by pursuing acquisitions of additional mineral and royalty interests in the United States, in a market and price environment that the Company believes remains well-aligned with its strategy and objectives. The Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment, as all further development costs are borne entirely by third-party producers who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has several potential acquisitions under review. The goal is to construct a diversified portfolio of high-quality oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. The Mitigation Resources business has achieved several early successes and is positioned for additional growth. The Company's goal is to grow Mitigation Resources into one of the ten largest U.S. providers of mitigation solutions, largely focused on streams and wetlands, initially in the southeast United States. While this business is in the early stages of development, the Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.
The Company continues to look for opportunities to expand its coal mining business where it can apply its management fee business model to assume operation of existing surface coal mining operations in the United States. However, opportunities are very limited in the current environment. In addition, the political and regulatory environment is not receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, November 4, 2021 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.incommglobalevents.com/registration/q4inc/8989/nacco-industries-third-quarter-earnings-call/ to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 11, 2021. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (3) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (4) failure to obtain adequate insurance coverages at reasonable rates, (5) the impact of the COVID-19 pandemic, including any impact on suppliers, customers and employees, (6) supply chain disruptions, including price increases and shortages of parts and materials, (7) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (8) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, (9) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (10) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (11) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (12) weather or equipment problems that could affect deliveries to customers, (13) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (14) changes in the costs to reclaim mining areas, (15) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (16) delays or reductions in coal or aggregates deliveries, (17) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (18) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (19) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (20) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2021	2020	2021	2020
	(In thousands, except per share data)
Revenues	$51,742	$32,295	$142,743	$105,294
Cost of sales	37,413	25,475	111,737	89,553
Gross profit	14,329	6,820	31,006	15,741
Earnings of unconsolidated operations	17,652	15,145	46,536	44,926
Contract termination settlement	10,333	—	10,333	—
Operating expenses
Selling, general and administrative expenses	13,830	11,833	40,471	37,151
Amortization of intangible assets	902	734	2,795	2,303
(Gain) loss on sale of assets	(10)	—	17	(247)
	14,722	12,567	43,283	39,207
Operating profit	27,592	9,398	44,592	21,460
Other expense (income)
Interest expense	493	336	1,208	1,069
Interest income	(101)	(95)	(321)	(625)
Closed mine obligations	372	395	1,119	1,219
Gain on equity securities	(445)	(35)	(2,530)	(351)
Other, net	(161)	(1,082)	(418)	(1,411)
	158	(481)	(942)	(99)
Income before income tax provision	27,434	9,879	45,534	21,559
Income tax provision	2,597	1,857	5,231	1,321
Net income	$24,837	$8,022	$40,303	$20,238

Earnings per share:
Basic earnings per share	$3.47	$1.14	$5.65	$2.88
Diluted earnings per share	$3.47	$1.14	$5.63	$2.88

Basic weighted average shares outstanding	7,165	7,036	7,136	7,019
Diluted weighted average shares outstanding	7,165	7,036	7,153	7,035

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2021	2020	2021	2020
	(in thousands)
Net income	$24,837	$8,022	$40,303	$20,238
Long-lived asset impairment charges	—	—	—	575
Contract termination settlement	(10,333)	—	(10,333)	—
Income tax provision	2,597	1,857	5,231	1,321
Interest expense	493	336	1,208	1,069
Interest income	(101)	(95)	(321)	(625)
Depreciation, depletion and amortization expense	5,796	4,876	16,998	14,044
Consolidated Adjusted EBITDA*	$23,289	$14,996	$53,086	$36,622

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before long-lived asset impairment charges, contract termination settlements, income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$23,682	$17,693	$10,607	$1,594	$(1,834)	$51,742
Cost of sales	19,651	17,052	755	1,662	(1,707)	37,413
Gross profit (loss)	4,031	641	9,852	(68)	(127)	14,329
Earnings of unconsolidated operations	16,615	1,037	—	—	—	17,652
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	7,858	1,366	398	5,102	(2)	14,722
Operating profit (loss)	$23,121	$312	$9,454	$(5,170)	$(125)	$27,592
Segment adjusted EBITDA**
Operating profit (loss)	$23,121	$312	$9,454	$(5,170)	$(125)	$27,592
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	4,323	1,014	423	36	—	5,796
Segment adjusted EBITDA**	$17,111	$1,326	$9,877	$(5,134)	$(125)	$23,055

	Three Months Ended September 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,395	$9,443	$2,722	$904	$(1,169)	$32,295
Cost of sales	16,379	8,808	537	850	(1,099)	25,475
Gross profit (loss)	4,016	635	2,185	54	(70)	6,820
Earnings of unconsolidated operations	14,277	868	—	—	—	15,145
Operating expenses*	7,119	1,259	512	3,677	—	12,567
Operating profit (loss)	$11,174	$244	$1,673	$(3,623)	$(70)	$9,398
Segment adjusted EBITDA**
Operating profit (loss)	$11,174	$244	$1,673	$(3,623)	$(70)	$9,398
Depreciation, depletion and amortization	3,793	723	327	33	—	4,876
Segment adjusted EBITDA**	$14,967	$967	$2,000	$(3,590)	$(70)	$14,274
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$70,484	$51,321	$21,715	$2,647	$(3,424)	$142,743
Cost of sales	60,905	48,723	2,398	3,029	(3,318)	111,737
Gross profit (loss)	9,579	2,598	19,317	(382)	(106)	31,006
Earnings of unconsolidated operations	43,411	3,125	—	—	—	46,536
Contract termination settlement	10,333	—	—	—	—	10,333
Operating expenses*	22,976	4,498	1,455	14,356	(2)	43,283
Operating profit (loss)	$40,347	$1,225	$17,862	$(14,738)	$(104)	$44,592
Segment adjusted EBITDA**
Operating profit (loss)	$40,347	$1,225	$17,862	$(14,738)	$(104)	$44,592
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Depreciation, depletion and amortization	12,657	2,843	1,392	106	—	16,998
Segment adjusted EBITDA**	$42,671	$4,068	$19,254	$(14,632)	$(104)	$51,257

	Nine Months Ended September 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$62,896	$33,115	$9,950	$1,257	$(1,924)	$105,294
Cost of sales	57,514	30,797	1,793	1,346	(1,897)	89,553
Gross profit (loss)	5,382	2,318	8,157	(89)	(27)	15,741
Earnings of unconsolidated operations	42,104	2,822	—	—	—	44,926
Operating expenses*	21,629	3,621	1,707	12,252	(2)	39,207
Operating profit (loss)	$25,857	$1,519	$6,450	$(12,341)	$(25)	$21,460
Segment adjusted EBITDA**
Operating profit (loss)	$25,857	$1,519	$6,450	$(12,341)	$(25)	$21,460
Long-lived asset impairment charges	—	—	575	—	—	575
Depreciation, depletion and amortization	10,951	2,021	981	91	—	14,044
Segment adjusted EBITDA**	$36,808	$3,540	$8,006	$(12,250)	$(25)	$36,079
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment adjusted EBITDA as operating profit (loss) plus long-lived asset impairment charges, contract termination settlements and depreciation, depletion and amortization expense. Segment adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.